Amendment No. 1 dated March 26, 2008 to
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 546 to
AMENDMENT No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated March 20, 2008
Rule 424(b)(2)
$2,160,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered Securities due March 30, 2012
Based on the Performance of a Hybrid Basket Composed of
Equity Indices and a Commodity Index

Unlike ordinary debt securities, the Buffered Securities do not pay interest and only guarantee a return of 20% of principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of Buffered Securities that you hold an amount in cash based upon the performance, as determined at maturity, of a weighted basket composed of the S&P 500® Index, which we refer to as the SPX Index, the MSCI EAFE Index®, which we refer to as the EAFE Index, the Russell 2000® Index, which we refer to as the RTY Index and, together with the SPX Index and the EAFE Index, as the equity indices, and the Dow Jones-AIG Commodity IndexSM, which we refer to as the Commodity Index, and, together with the SPX Index, the EAFE Index and the RTY Index, as the basket components.
•	The stated principal amount of each Buffered Security is $1,000.
•	We will not pay interest on the Buffered Securities.
•	At maturity, you will receive an amount per Buffered Security based on the performance of the basket.
º
If the basket percentage increase is positive you will receive for each $1,000 stated principal amount of Buffered Securities that you hold a payment at maturity equal to $1,000 plus the upside payment.  The upside payment will equal $1,000 times the basket percentage increase times 100%, which we refer to as the participation rate.

º	There will be no maximum payment at maturity on the Buffered Securities.
º
If the basket performance factor is less than or equal to 100% but greater than or equal to 80%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive your $1,000 stated principal amount.

º
If the basket performance factor is less than 80%, meaning the value of the basket has declined by more than the buffer amount of 20% from its initial value, you will receive for each $1,000 stated principal amount of Buffered Securities that you hold a payment at maturity equal to (i) $1,000 times (ii) the basket performance factor plus (iii) $200, which will be an amount less than, and possibly significantly less than, the $1,000 stated principal amount of the Buffered Securities.  However, under no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.

•
The basket percentage increase will equal the sum of the products of the respective final value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times the respective basket weighting for such basket component.

º
The initial value for each basket component is (i) in the case of the SPX Index, 1,329.51, in the case of the EAFE Index, 1,945.19 and in the case of the RTY Index, 681.42, which are the respective closing values of each equity index on the pricing date and (ii) in the case of the Commodity Index, 198.9532.  Due to a market disruption event with respect to the Commodity Index on the pricing date, the initial value of the Commodity Index was determined on March 26, 2008 in accordance with the fallback mechanics described under “Description of Buffered Securities––Valuation Date.”

º	The final value for each basket component will equal the respective closing values or official settlement price, as applicable, of each index on March 23, 2012.
•
The basket performance factor will equal the sum of the products of the final value for each basket component divided by the respective initial value for such basket component times the respective basket weighting for such basket component.

•	The basket weightings are, in the case of the SPX Index, 30%, in the case of the EAFE Index, 30%, in the case of the Commodity Index, 30%, and in the case of the RTY Index, 10%.
•	Investing in the Buffered Securities is not equivalent to investing in the basket or the basket components.
•	The Buffered Securities will not be listed on any securities exchange.
•	The CUSIP number for the Buffered Securities is 6174464E6.
You should read the more detailed description of the Buffered Securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Buffered Securities.”
The Buffered Securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 Per Buffered Security

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered Security	$1,000	$30	$970
Total	$2,160,000	$64,800	$2,095,200

(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Buffered Securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Buffered Securities, see the section of this pricing supplement called “Description of Buffered Securities–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Buffered Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Buffered Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Buffered Securities to the public in Hong Kong as the Buffered Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The Buffered Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the Buffered Securities nor make the Buffered Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered Securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Buffered Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Buffered Securities offered are medium-term debt securities of Morgan Stanley.  The return on the Buffered Securities at maturity is based on the performance, as determined at maturity, of a weighted basket composed of the S&P 500® Index, which we refer to as the SPX Index, the MSCI EAFE Index®, which we refer to as the EAFE Index, the Russell 2000® Index, which we refer to as the RTY Index and, together with the SPX Index and the EAFE Index, as the equity indices, and the Dow Jones-AIG Commodity IndexSM, which we refer to as the Commodity Index, and, together with the SPX Index, the EAFE Index and the RTY Index, as the basket components.
“S&P 500®,” “S&P 500® Index” and “500” are registered trademarks of the Standard & Poor’s Corporation and have been licensed for use by Morgan Stanley.  “Russell 2000 Index®” is a registered trademark of the Frank Russell Company and has been licensed for use by Morgan Stanley.  “MSCI EAFE Index®” is a trademark of MSCI Inc. and has been licensed for use by Morgan Stanley.  “Dow JonesSM,” “AIG®” and “Dow Jones–AIG Commodity IndexSM” are service marks of Dow Jones & Company, Inc. and American International Group, Inc., as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

Each Buffered Security costs $1,000
We, Morgan Stanley, are offering Buffered Securities due March 30, 2012, Based on the Performance of a Hybrid Basket Composed of Equity Indices and a Commodity Index, which we refer to as the Buffered Securities.  The stated principal amount and issue price of each Buffered Security is $1,000.

The original issue price of the Buffered Securities includes the agent’s commissions paid with respect to the Buffered Securities and the cost of hedging our obligations under the Buffered Securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Buffered Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Buffered Securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Buffered Securities—Use of Proceeds and Hedging.”

The Buffered Securities do not guarantee return of 100% of the principal, nor do they pay interest
Unlike ordinary debt securities, the Buffered Securities do not pay interest and do not guarantee the return of 100% of the principal at maturity.  If the basket performance factor is less than 80%, we will pay to you an amount in cash per Buffered Security that is less than the $1,000 stated principal amount of each Buffered Security by an amount proportionate to the decrease in the value of the basket below 80% of its initial value.  The basket performance factor is the sum of the final values for each basket component on March 23, 2012, which we refer to as the valuation date, divided by the respective initial values of each such basket component and multiplied by the respective basket weighting for each such basket component.  See “Description of Buffered Securities—Valuation Date.”  The scheduled valuation date may be postponed in the event of a market disruption event as described in “Description of Buffered Securities—Valuation Date.”

The basket
We have designed the Buffered Securities to provide investors with exposure to the equity indices and to a commodity index.  The following table sets forth the basket components, and the initial value and the percentage weighting of each basket component within the basket:

Basket Component	Initial Value	Percentage Weight of Basket Value
The S&P 500® Index (the “SPX Index”)	1,329.51	30%
The MSCI EAFE Index® (the “EAFE Index”)	1,945.19	30%
The Dow Jones-AIG Commodity IndexSM (the “Commodity Index”)	198.9532*	30%
The Russell 2000® Index (the “RTY Index”)	681.42	10%
*Due to a market disruption event with respect to the Commodity Index on the pricing date, the initial value of the Commodity Index was determined on March 26, 2008 in accordance with the fallback mechanics described under “Description of Buffered Securities––Valuation Date.”

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $1,000 stated principal amount of Buffered Securities that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percentage increase or the basket performance factor, as applicable.  The basket percentage increase will equal the sum of the respective final value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times the respective basket weighting for such basket component.  The basket performance factor will equal the sum of the final values for each basket component divided by the respective initial value for each such basket component times the applicable basket component weighting.  The payment at maturity will be determined on the valuation date as follows:

• If the basket percentage increase is positive, you will receive for each $1,000 stated principal amount of Buffered Securities that you hold a payment at maturity equal to:
$1,000 + the upside payment,
where,
upside payment = ($1,000 x basket percentage increase x participation rate)
and

basket percentage increase  =          The sum of the products of (x) the final basket component value for each basket component minus the respective initial basket component value for such basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component.  Each such product for a basket component may be expressed by the following formula:

and
participation rate = 100%

The initial basket component values are:

(i)    in the case of the equity indices, the respective closing values of the indices on the pricing date, which are, in the case of the SPX Index, 1,329.51, in the case of the EAFE Index, 1,945.19 and in the case of the RTY Index, 681.42,

(ii)   in the case of the Commodity Index, 198.9532.  Due to a market disruption event with respect to the Commodity Index on the pricing date, the initial basket component value of the Commodity Index was determined on March 26, 2008 in accordance with the fallback mechanics described under “Description of Buffered Securities––Valuation Date.”

The final basket component values will equal:

(i)    in the case of the equity indices, the respective closing value of each index on the valuation date, and

(ii)   in the case of the Commodity Index, the official settlement price on the valuation date.

Because the performance of the basket components may not be highly correlated, negative or insufficient performance values by any one or more of the basket components could wholly offset positive performance values by other basket components.

•   If the basket performance factor is less than or equal to 100% but greater than or equal to 80%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive for each Buffered Security that you hold the stated principal amount of $1,000 at maturity.

• where,

The basket performance factor =        The sum of the products of (x) the final basket component values for each basket component divided by the respective initial basket component value for such basket component times (y) the respective basket component weighting for such basket component.  Each such product may be expressed by the following formula:

•  If the basket performance factor is less than 80%, meaning the value of the basket has declined by more than the buffer amount of 20%, you will receive for each $1,000 stated principal amount of Buffered Securities that you hold a payment at maturity equal to:

$1,000 x the basket performance factor + $200
Because the basket performance factor will be less than 80%, this payment will be less than to $1,000. However, under no circumstances will the payment at maturity be less than $200.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Buffered Securities at Maturity,” which illustrates the performance of the Buffered Securities at maturity assuming a range of hypothetical basket performance factors.  The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2003 through March 20, 2008, and a graph of the historical performance of the basket for the same period (assuming that each of the basket components is weighted in the basket as described in “Description of Buffered Securities—Basket”) in this pricing supplement under “Description of Buffered Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the Buffered Securities is not equivalent to investing in the basket or any of the basket components.
MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial value for each basket component and will determine whether a market disruption event has occurred and will calculate the final values for each basket component, the basket percent increase or the basket performance factor and the payment to you at maturity, and, under certain circumstances, the closing values of the basket components.

Where you can find more information on the Buffered Securities
The Buffered Securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the Buffered Securities, you should read the “Description of Buffered Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in Buffered Securities in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Buffered Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Buffered Securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE BUFFERED SECURITIES AT MATURITY

For each Buffered Security, the following graph illustrates the payout on the Buffered Securities at maturity for a range of hypothetical percentage changes in the value of the basket.  The Buffer Zone illustrates the buffer effect in the event of a decline in the value of the basket.  The graph is based on the following terms:

•	Stated Principal Amount per Buffered Security:	$1,000

•	Buffer Amount:	20%

•	Participation rate:	100%

Where the basket percentage increase is positive, the payouts on the Buffered Securities at maturity reflected in the graph below are equal to $1,000 plus the upside payment.  Where the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payouts on the Buffered Securities at maturity reflected in the graph below are equal to the stated principal amount of $1,000 per Buffered Security. Where the basket performance factor is less than 80%, the payouts on the Buffered Securities at maturity reflected in the graph below are equal to $1,000 multiplied by the basket performance factor plus $200, and are consequently amounts less than or equal to the $1,000 stated principal amount of each Buffered Security.  As reflected in the graph below, the payout at maturity on the Buffered Securities will in no event be less than $200.  The graph does not show every situation that may occur.

At maturity, if the basket percentage increase is positive, for each $1,000 principal amount of Buffered Securities that you hold, you will receive an amount equal to (i) $1,000 times (ii) the basket percentage increase times (iii) the participation rate.  The participation rate will be 100%.

At maturity, if the basket performance factor is less than or equal to 100%, but greater than or equal to 80%, you will receive the stated principal amount of $1,000 for each Buffered Security that you hold.

At maturity, if the basket performance factor is less than 80%, you will receive for each Buffered Security that you hold an amount equal to (i) $1,000 times (ii) the basket performance factor plus (iii) $200, which will be less than the stated principal amount of $1,000 per Buffered Security.

Below is one example of how to calculate the payment at maturity if the basket percentage increase is positive based on the hypothetical participation rate and the hypothetical data in the respective table below.  Following are two examples how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the respective tables below.

Basket Percentage Increase Example

Participation rate = 100%

Basket Component	% Weight in Basket	Hypothetical Initial Value	Hypothetical Final Value
SPX Index	30%	1,300	1,430
EAFE Index	30%	2,000	2,200
Commodity Index	30%	200	220
RTY Index	10%	700	770

Basket Percentage Increase = (x) the final basket component value for each basket component minus the respective initial basket component value for such basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component:

[(final SPX Index value – initial SPX Index value) / initial SPX Index value]  x  30%

plus

[(final EAFE Index value – initial EAFE Index value)/ initial EAFE Index value]  x  30%

plus

[(final Commodity Index value – initial Commodity Index value) / initial Commodity Index value]  x  30%

plus

[(final RTY Index value – initial RTY Index value) / initial RTY Index value]  x  10%

So, using the final prices above, the sum of the final basket component value minus initial basket component value divided by initial basket component value times basket weighting for each basket component equals:

SPX Index= [(1,430 – 1,300)] / 1,300] x 30%  = 3%

plus

EAFE Index = [(2,200 – 2,000) / 2,000] x 30%  = 3%

plus

Commodity Index =  [(220 – 200) / 200] x 30%  = 3%

plus

RTY Index =  [(770 – 700) / 700] x 10%  = 1%

which equals

basket percentage increase   =   10%

The payment at maturity will equal $1,000 plus the upside payment.

The upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the participation rate, or:

$1,000   x   10%   x   100%   =   $100

The final payment at maturity per Buffered Security will be $1,100, or the stated principal amount of $1,000 plus the upside payment of $100.

Basket Performance Factor Examples

Example 1: The basket performance factor is less than 100% but greater than 80%.

Basket Component	% Weight in Basket	Hypothetical Initial Value	Hypothetical Final value
SPX Index	30%	1,300	1,170
EAFE Index	30%	2,000	1,800
Commodity Index	30%	200	180
RTY Index	10%	700	630

Basket Performance Factor = (x) the final basket component value for each basket component divided by  the initial basket component value of such basket component times (y) the basket component weighting for such basket component:

(final SPX Index value / initial SPX Index value)  x  30%

plus

(final EAFE Index value / initial EAFE value)  x  30%

plus

(final Commodity Index value / initial Commodity Index value)  x  30%

plus

(final RTY Index value / initial RTY Index value)  x  10%

So, using the final prices above, the sum of the final basket component divided by initial basket component value times basket weighting for each basket component equals:

SPX Index= (1,170 / 1,300) x 30%  = 27%

plus

EAFE Index = (1,800 / 2,000) x 30%  = 27%

plus

Commodity Index =  (180 / 200) x 30%  = 27%

plus

RTY Index =  (630 / 700) x 10%  = 9%

which equals

basket performance factor   =   90%

Because the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payment at maturity will be the stated principal amount of $1,000 per Buffered Security.

Example 2: The basket performance factor is less than 80%.

Basket Component	% Weight in Basket	Hypothetical Initial Value	Hypothetical Final Value
SPX Index	30%	1,300	520
EAFE Index	30%	2,000	2,050
Commodity Index	30%	200	205
RTY Index	10%	700	280

Basket Performance Factor = (x) the final basket component value for each basket component divided by  the initial basket component value of such basket component times (y) the basket component weighting for such basket component:

(final SPX Index value / initial SPX Index value)  x  30%

plus

(final EAFE Index value / initial EAFE value)  x  30%

plus

(final Commodity Index value / initial Commodity Index value)  x  30%

plus

(final RTY Index value / initial RTY Index value)  x  10%
So, using the final prices above, the sum of the final basket component value divided by initial basket component value times basket weighting for each basket component equals:

SPX Index= (520 / 1,300) x 30%  = 12%

plus

EAFE Index = (2, 050 / 2,000) x 30%  = 30.75%

plus

Commodity Index =  (205 / 200) x 30%  = 30.75%

plus

RTY Index =  (280 / 700) x 10%  = 4%

which equals
basket performance factor   =   77.5%

In the above example, the final values of two of the basket components—the EAFE Index and the Commodity Index (with a combined weighting of 60% of the basket)—are each 2.5% higher than their respective initial values, but the final value of the other two basket components—the SPX Index and the RTY Index (with a combined weighting of 40% of the basket)—are 60% lower than their initial values.  Accordingly, although the final values of two of the basket components have increased in value over their respective initial values and the final value of two have decreased in value, the basket performance factor is less than 80%.

Therefore, the payment at maturity per Buffered Security will equal the stated principal amount of $1,000 times the basket performance factor plus $200; or

$1,000   x   77.5%   +   $200   =   $975

Please review the table of the historical values of each of the basket components for each calendar quarter in the period from January 1, 2003 through March 20, 2008 and related graphs.  Please also review the graph of the historical performance of the basket for the same period (with each of the basket components weighted in the basket as described in “Description of Buffered Securities—Basket”) in this pricing supplement under “Description of Buffered Securities—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance.

RISK FACTORS

The Buffered Securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Buffered Securities do not pay interest and guarantee only the return of $200 of principal at maturity.  This section describes the most significant risks relating to the Buffered Securities.  You should carefully consider whether the Buffered Securities are suited to your particular circumstances before you decide to purchase them.

Buffered Securities do not pay interest or guarantee return of 100% of your principal
The terms of the Buffered Securities differ from those of ordinary debt securities in that we will not pay you interest on the Buffered Securities and provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered Securities.  Instead, at maturity you will receive for each $1,000 stated principal amount of Buffered Securities that you hold an amount in cash based upon the basket percentage increase or the basket performance factor.  If the basket performance factor is less than 80%, meaning the basket has declined in value from its initial value by more than the 20% buffer amount, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each Buffered Security by an amount proportionate to the decrease in the value of the basket below 80% of its initial value.  See “Hypothetical Payouts on the Buffered Securities at Maturity” on PS–7.

The Buffered Securities will not be listed
The Buffered Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered Securities.  MS & Co. currently intends to act as a market maker for the Buffered Securities but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Buffered Securities easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered Securities.

Market price of the Buffered Securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Securities in the secondary market, including:

•      the value of each of the basket components at any time and, in particular, on the valuation date,

• the volatility (frequency and magnitude of changes in value) of each of the basket components,
• interest and yield rates in the market,

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final values of the basket components,

• the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the EAFE Index trade,
• the market prices of the commodities and the commodity contracts underlying the Commodity Index, and the volatility of such prices,
• trends of supply and demand for the commodities underlying the Commodity Index at any time,

• the time remaining until the Buffered Securities mature,
• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your Buffered Securities prior to maturity.  For example, you may have to sell your Buffered Securities at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial values or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance factor may be negative so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each Buffered Security by an amount proportionate to the decrease in the value of the basket below 80% of its initial value.  In addition, there can be no assurance that the basket performance factor will increase so that you will receive at maturity an amount in excess of the stated principal amount of the Buffered Securities.

Changes in the value of one or more of the basket components may offset each other
Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance values and the basket performance factor on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket component.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2003 through March 20, 2008 and a graph of the historical performance of the basket for the same period (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of Buffered Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance.  In addition, there can be no assurance that the basket percentage increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the Buffered Securities.  If the basket performance factor is less than 80%, you will receive at maturity an amount that is less than the amount of your original investment in the Buffered Securities, and which could be significantly less.

There are risks associated with investments in securities indexed to the value of foreign equity securities
The EAFE Index is indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Adjustments to the basket indices could adversely affect the value of the Buffered Securities
The publisher of any of the indices can add, delete or substitute the stocks or commodity contracts, as applicable, underlying such index, and can make other methodological changes that could change the value of such index.  Any of these actions could adversely affect the value of the Buffered Securities.  In addition an index publisher may discontinue or suspend calculation or publication of its index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the Buffered Securities will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to discontinuance of the index.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered Securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered Securities, as well as the projected profit included in the cost of hedging our obligations under the Buffered Securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The Buffered Securities are subject to currency exchange rate risk
Because the closing value of the EAFE Index generally reflects the U.S. dollar value of the component securities of the EAFE Index, holders of the Buffered Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the dollar strengthens against the securities represented in the EAFE Index, the value of the EAFE Index will be adversely affected and the payment at maturity on the Buffered Securities may be reduced.

Several factors have had and may in the future have an effect on the value of the Commodity Index
Investments, such as the Buffered Securities, linked to the prices of commodities and commodity indices such as the Commodity Index, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price and of your Buffered Securities in varying and potentially inconsistent ways.

Higher future prices of the Commodity Index commodities relative to their current prices may adversely affect the value of the Commodity Index and the value of the Buffered Securities
The Commodity Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Commodity Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the Commodity Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Commodity Index and, accordingly, the value of the Buffered Securities.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered Securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Commodity Index and, therefore, the value of the Buffered Securities.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the Buffered Securities.

As calculation agent, MS & Co. has determined the initial value and will determine the final value of each basket component, the basket performance factor or the basket percentage increase, as applicable, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Buffered Securities—Market Disruption Event” and “—Discontinuance of an Index; Alteration of Method of Calculation.”

The original issue price of the Buffered Securities includes the agent’s commissions and certain costs of hedging our obligations under the Buffered Securities.  The subsidiaries through which we hedge our obligations under the Buffered Securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the Buffered Securities is not equivalent to investing in the basket components
As a holder of the Buffered Securities, you will not have rights that holders of the basket components or exchange-traded or over-the-counter instruments related to the basket components may have.  Furthermore, investing in the Buffered Securities is not equivalent to investing in any of the indices or their component stocks or commodities.  As an investor in the Buffered Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie certain of the indices.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered Securities
MS & Co. and other affiliates of ours have carried out will continue to carry out hedging activities related to the Buffered Securities (and to other instruments linked to the basket components or their component stocks or commodities), including trading in the stocks and commodities underlying the basket components as well as in other instruments related to the basket components.  MS & Co. and some of our other subsidiaries also trade the stocks and commodities underlying the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we priced the Buffered Securities for initial sale to the public could have increased the initial values of the basket components and, therefore, the values at which the basket components must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the Buffered Securities.  Additionally, such hedging or trading activities during the term of the Buffered Securities could potentially affect the values of the basket components on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain, the Buffered Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the Buffered Securities.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each Buffered Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered Securities, the timing and character of income on the Buffered Securities might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities.  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments, the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly on a retroactive basis.  Both U.S. and non-U.S. investors considering an investment in the Buffered Securities should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Buffered Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BUFFERED SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Buffered Securities” refers to each $1,000 stated principal amount of our Buffered Securities due March 30, 2012, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Hybrid Basket Composed of Equity Indices and a Commodity Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$2,160,000
Pricing Date	March 20, 2008
Original Issue Date (Settlement Date)	March 28, 2008
Maturity Date	March 30, 2012, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Valuation Date.

If due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Component is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following the Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$1,000 per Buffered Security
Stated Principal Amount	$1,000 per Buffered Security
Denominations	$1,000 and integral multiples thereof
CUSIP Number	6174464E6
Interest Rate	None
Specified Currency	U.S. dollars
Basket	The Basket consists of the following Basket Components weighted at their respective Basket Weightings as set forth in the following table:

Basket Components	Basket Weighting
The S&P 500® Index (the “SPX Index”)	30%
The MSCI EAFE Index® (the “EAFE Index”)	30%
The Dow Jones-AIG Commodity IndexSM (the “Commodity Index”)	30%
The Russell 2000® Index (the “RTY Index”)	10%

Equity Indices	The SPX Index, the EAFE Index and the RTY Index (each individually, an “Equity Index”).
Payment at Maturity
At maturity, upon delivery of the Buffered Securities to the Trustee, we will pay with respect to the $1,000 stated principal amount of each Buffered Security an amount in cash equal to (i) if the Basket Percentage Increase is positive, $1,000 plus the Upside Payment, (ii) if the Basket Performance Factor is less than or equal to 100% but greater than or equal to 80%, the Stated Principal Amount of $1,000 or (iii) if the Basket Performance Factor is less than 80%, $1,000 times the Basket Performance Factor plus $200.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 stated principal amount of each Buffered Security, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Buffered Securities to the Trustee for delivery to DTC, as holder of the Buffered Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Upside Payment	$1,000 times the Basket Percentage Increase times the Participation Rate.
Participation Rate	100%
Maximum Payment at Maturity	None.
Basket Percent Increase
The Basket Percent Increase will equal the sum of the products of (x) the Final Basket Component Value for each Basket Component minus the respective Initial Basket Component Value for such Basket Component divided by the Initial Basket Component Value of such Basket Component times (y) the Basket Component Weighting for such Basket Component.  Each such product may be expressed by the following formula:

In certain circumstances, the Basket Percent Increase will be based on an alternate calculations of the Final Basket Component Values, as described under “—Discontinuance of a Basket Component; Alteration of Method of Calculation.”

Basket Performance Factor
The Basket Performance Factor the sum of the products of (x) the Final Basket Component Values for each Basket Component divided by the respective Initial Basket Component Value for such Basket Component times (y) the respective Basket Component Weighting for such Basket Component, as expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on an alternate calculations of the Final Basket Component Values, as described under “—Discontinuance of a Basket Component; Alteration of Method of Calculation.”

Initial Basket Component Value
The initial value for each Basket Component is (i) in the case of the SPX Index, 1,329.51, in the case of the EAFE Index, 1,945.19, and in the case of the RTY Index, 681.42, which is the Index Closing Value for such Basket Component on the Pricing Date and (ii) in the case of the Commodity Index, 198.9532.  Due to a Market Disruption Event with respect to the Commodity Index on the Pricing Date, the initial value of the Commodity Index was determined by the Calculation Agent on March 26, 2008 in accordance with the fallback mechanics described under “––Valuation Date.”

Index Closing Value
With respect to the Equity Indices, the Index Closing Value on any Index Business day will equal the closing value of the respective Index published at the regular weekday close of trading on any Index Business Day, as published by the respective Index Publisher.

With respect to the Commodity Index, the official settlement price of the Commodity Index or any Successor Index published by the Index Publisher.
Index Publisher
With respect to the SPX Index, Standard & Poor’s Corporation; with respect to the EAFE Index, MSCI Inc.; with respect to the Commodity Index, Dow Jones & Company, Inc. in conjunction with American International Group, Inc. and, with respect to the RTY Index, the Frank Russell Company.

Final Basket Component Value
The Final Basket Component Value for each Basket Component shall be the Index Closing Value of such Basket Component on the Valuation Date, subject to the occurrence of a Market Disruption Event as described below in “—Valuation Date.”  In certain circumstances, such closing values will be based on the alternate calculation of a Basket Component described under “—Discontinuance of a Basket Component; Alteration of Method of Calculation.”

Relevant Exchange	Relevant Exchange means:

(a) with respect to the Equity Indices, the primary exchange(s) or market(s) of trading for (i) any security then included in an Equity Index, or any Successor Index, and (ii) any futures or options contracts related to an Equity Index or to any security then included in an Equity Index; and

(b) with respect to the Commodity Index, the primary exchange or market of trading for any contract or commodity then included in the Commodity Index or any Successor Index.
If any Initial Basket Component Value as finally determined by the Index Publisher differs from any Initial Basket Component Value specified in the final pricing supplement, we will include the definitive Initial Basket Component Value in an amended pricing supplement.

Valuation Date	With respect to each Basket Component separately, the Valuation Date will be March 23, 2012; provided that:

(i)    with respect to the Equity Indices, if the Valuation Date is not an Index Business Day or if a Market Disruption Event occurs with respect to an Equity Index on the Valuation Date (an “Equity Component Disrupted Date”), then the Valuation Date (solely with respect to the affected Equity Index) will be the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to the affected Index; provided further that the Valuation Date will be subject to postponement in the event of an Equity Component Disrupted Date for no more than three Index Business Days,

(ii)   with respect to the Commodity Index, if the Valuation Date is not a Trading Day or if a Commodity Component Disrupted Date occurs on the Valuation Date, the Calculation Agent will calculate the Index Closing Value using a price (i) for each index contract that did not suffer a Market Disruption Event on such date, the official settlement price of such index contract on such date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event occurs with respect to such index contract, provided further that the Valuation Date will be subject to postponement in the event of a Commodity Component Disrupted Date for no more than three Trading Days.

If the Valuation Date is postponed for three successive Equity Component Disrupted Dates, the Calculation Agent will determine the respective Final Basket Component Value using the Index Closing Value of the affected Equity Index as determined by the Calculation Agent in accordance with the formula for calculating such Equity Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the affected Equity Index.

If the Valuation Date is postponed for three successive Commodity Component Disrupted Dates, the Calculation Agent will use a price for any affected index contract equal to the arithmetic mean, as determined by the Calculation Agent on the fourth Trading Day immediately succeeding the Valuation Date, of the prices of such index contract determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such index contract, taking into consideration the latest available quote for such index contract and any other information in good faith deemed relevant by such dealers.  Quotes of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained.  In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the index contract and, using that price, determine the Index Closing Value.  In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the Commodity Index last in effect prior to such Market Disruption Event or such non-Trading Day.

Trading Day	For each Basket Component, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange.
Index Business Day
With respect to the Equity Indices, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the Equity Indices, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

With respect to the Commodity Index, any day on which the official settlement price of the Commodity Index is scheduled to be published.
Market Disruption Event	Market Disruption Event means:
(a) with respect to the Equity Indices:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of an Equity Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of an Equity Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Equity Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (a)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered Securities; and

(b)   with respect to the Commodity Index or any commodity contract underlying the Commodity Index, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content.

For the purpose of determining whether a Market Disruption Event exists with respect to any of the Equity Indices at any time, if trading in a security included in such Equity Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Equity Index shall be based on a comparison of (x) the portion of the value of such Equity Index attributable to that security relative to (y) the overall value of such Equity Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to an Equity Index has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Equity Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Equity Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Equity Index, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price Source Disruption
With respect to the Commodity Index, Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value of the Commodity Index (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value of the Commodity Index (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Commodity Index.

Trading Disruption
With respect to the Commodity Index, Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the contracts or commodities underlying the Commodity Index on the Relevant Exchange for such contract or commodity.

Disappearance of Commodity
Reference Price
With respect to the Commodity Index, Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the futures contracts of the commodities underlying the Commodity Index on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Commodity Index, or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value for the Commodity Index, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Commodity Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected a Successor Index in accordance with “Description of Buffered Securities—Discontinuance of a Basket Component; Alteration of Method of Calculation.”

Material Change in Formula
With respect to the Commodity Index, Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for, or the method of calculating, the Index Closing Value for the Commodity Index.

Material Change in Content	With respect to the Commodity Index, Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the Commodity Index.
Tax Disruption
With respect to the Commodity Index, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The Buffered Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Buffered Securities.  Your beneficial interest in the Buffered Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the

Buffered Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent	MS & Co.
Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Buffered Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered Securities will be rounded to the nearest cent, with one-half cent rounded upward.  Notwithstanding the above, upon calculating the sum representing the Basket Performance Factor, such sum will not be subject to rounding.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Component Values, Final Basket Component Values, the Basket Performance Factor, Basket Percentage Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of an Index;
Alteration of Method of Calculation
If an Index Publisher discontinues publication of its respective Basket Component and such Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Component (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value for such Basket Component will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Buffered Securities, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Buffered Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If an Index Publisher discontinues publication of its respective Basket Component prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Basket Component last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities or futures contracts, as applicable, has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security or futures contract, as applicable, most recently constituting the relevant Basket Component without any rebalancing or substitution of such securities or futures contracts, as applicable, following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Component may adversely affect the value of the Buffered Securities.

If at any time the method of calculating a Basket Component or a Successor Index, or the value thereof, is changed in a material respect, or if a Basket Component or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Basket Component or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Basket Component is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index or commodities index, as applicable, comparable to such Basket Component or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value for such Basket Component with reference to such Basket Component or such Successor Index, as adjusted.  Accordingly, if the method of calculating a Basket Component or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Basket Component or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Buffered Securities shall have occurred and be continuing, the amount declared due and payable per Buffered Security upon any acceleration of the Buffered Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Closing Values of the Basket Components for the Valuation Date were the Index Closing Values of the Basket Components on the date of acceleration.

If the maturity of the Buffered Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Buffered Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indices
We have derived all information contained in this pricing supplement regarding the Indices, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information.  Such information reflects the policies of, and is subject to change by the respective Index Publishers.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spin-off Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index.  In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the Index will include any Successor Index and references to S&P will include any successor to S&P.

The MSCI EAFE Index®

The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation.  The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “Component Country Indices”).  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.  See “—Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time.  The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE Index and the Component Country Indices.  In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.  Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Buffered Securities.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets.  In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories.  The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events.

The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes are reflected in the indices at the time of the event.  All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.  These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “Foreign Inclusion Factors,” which reflect the free float for foreign investors, and in number of shares.

Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the Foreign Inclusion Factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to Foreign Inclusion Factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the Foreign Inclusion Factor as a result of other events of similar nature.

Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.

The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.  Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews.  During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above.  The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:
(i) Define the universe of listed securities within each country;
(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;
(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and
(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a Foreign Inclusion Factor for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s Foreign Inclusion Factor.  Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are designed by, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is Subject to Currency Exchange Risk.  Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Buffered Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency.  The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index.  Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Buffered Securities.  The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley.  Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE BUFFERED SECURITIES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI EAFE INDEX.  THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT SECURITIES COMPOSING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX.  FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT FOR THE BUFFERED SECURITIES, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE BUFFERED SECURITIES.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

The Dow Jones AIG Commodity IndexSM

We have derived all information contained in this pricing supplement  regarding the Dow Jones–AIG Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Dow Jones and AIG Financial Products Corp. (“AIG-FP”).  The Dow Jones–AIG Commodity Index was designed by Dow Jones and AIG-FP and is calculated, maintained and published by Dow Jones, in conjunction with AIG-FP.  We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones–AIG Commodity Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Dow Jones–AIG Commodity Index.  The value of the Dow Jones–AIG Commodity Index is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones–AIG Commodity Index.

The Buffered Securities are linked to the Dow Jones–AIG Commodity Index and not the Dow Jones–AIG Commodity Index Total Return.  The Dow Jones–AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of that index.  The Dow Jones–AIG Commodity Index Total Return is a total return index which, in addition to reflecting the same returns of the Dow Jones–AIG Commodity Index, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills.

Overview

The Dow Jones–AIG Commodity Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class.  The Dow Jones–AIG Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the Dow Jones–AIG Commodity Index for 2008 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  Futures contracts on the Dow Jones–

AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones–AIG Commodity Index is a proprietary Dow Jones–AIG Commodity Index that Dow Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates.  The methodology for determining the composition and weighting of the Dow Jones–AIG Commodity Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

The Dow Jones–AIG Commodity Index Committee

Dow Jones and AIG-FP have established the Dow Jones–AIG Commodity Index Committee (the “Committee”) to assist them in connection with the operation of the Dow Jones–AIG Commodity Index.  The Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Dow Jones–AIG Commodity Index for the coming year.  The Committee may also meet at such other times as may be necessary.

As described in more detail below, the Dow Jones–AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones–AIG Commodity Index are determined each year in June by AIG-FP.  Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Dow Jones–AIG Commodity Index
Commodities Available For Inclusion in the Dow Jones–AIG Commodity Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Dow Jones–AIG Commodity Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Dow Jones–AIG Commodity Index selected for 2008 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Committee selects the most actively traded contract.  Data concerning this

Designated Contract will be used to calculate the Dow Jones–AIG Commodity Index.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.  The Designated Contracts for the commodities included in the Dow Jones–AIG Commodity Index for 2008 are as follows:

Commodity	Designated Contract	Exchange	Target Weighting(2)
Aluminum	High Grade Primary Aluminum	LME	7.11%
Coffee	Coffee “C”	CSCE	3.00%
Copper(1)	High Grade Cooper	COMEX	7.04%
Corn	Corn	CBOT	5.66%
Cotton	Cotton	NYCE	2.48%
Crude Oil	Light, Sweet Crude Oil	NYMEX	13.16%
Gold	Gold	COMEX	7.40%
Heating Oil	Heating Oil	NYMEX	3.82%
Live Cattle	Live Cattle	CME	4.89%
Lean Hogs	Lean Hogs	CME	2.55%
Natural Gas	Henry Hub Natural Gas	NYMEX	12.24%
Nickel	Primary Nickel	LME	2.79%
Silver	Silver	COMEX	2.72%
Soybeans	Soybeans	CBOT	2.81%
Soybean Oil	Soybean Oil	CBOT	7.63%
Sugar	World Sugar No. 11	CSCE	3.19%
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.78%
Wheat	Wheat	CBOT	4.70%
Zinc	Special High Grade Zinc	LME	3.03%

(1)  The Dow Jones–AIG Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones–AIG Commodity Index.

(2) The column in the above table titled “Target Weighting” reflects the target weightings as of January 2008 of the 19 commodities currently included in the Dow Jones–AIG Commodity Index.
In addition to the commodities set forth in the above table, lead, platinum and tin also are considered for inclusion in the Dow Jones–AIG Commodity Index.

The composition of the Dow Jones–AIG Commodity Index is recalculated by AIG-FP in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones–AIG Commodity Index.

Commodity Groups
For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJ-AIG Commodity Index are assigned to “Commodity Groups”. The

Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Dow Jones–AIG Commodity Index

The Dow Jones–AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones–AIG Commodity Index are determined each year in June by AIG-FP under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Dow Jones–AIG Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in Dow Jones–AIG Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones–AIG Commodity Index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Dow Jones–AIG Commodity Index.  The CLP and the CPP are then combined

(using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Dow Jones–AIG Commodity Index (the “Index Commodities”) and their respective percentage weights.

The Dow Jones–AIG Commodity Index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Dow Jones–AIG Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones–AIG Commodity Index as of January of the applicable year:

• No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones–AIG Commodity Index.
• No single commodity may constitute more than 15% of the Dow Jones–AIG Commodity Index.
• No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones–AIG Commodity Index.
• No single commodity that is in the Dow Jones–AIG Commodity Index may constitute less than 2% of the Dow Jones–AIG Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones–AIG Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones–AIG Commodity Index by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Dow Jones–AIG Commodity Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity.  This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations
The Dow Jones–AIG Commodity Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones–AIG Commodity Index (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Dow Jones–AIG Commodity Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Dow Jones–AIG Commodity Index value to calculate the current Dow Jones–AIG Commodity Index value.

The Dow Jones–AIG Commodity Index is a Rolling Dow Jones–AIG Commodity Index

The Dow Jones–AIG Commodity Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Dow Jones–AIG Commodity Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Dow Jones–AIG Commodity Index is, therefore, a “rolling Dow Jones–AIG Commodity Index”.

Dow Jones–AIG Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the Dow Jones–AIG Commodity Index will be adjusted in the event that AIG-FP determines that any of the following Dow Jones–AIG Commodity Index calculation disruption events exists:

• the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones–AIG Commodity Index on that day,
• the settlement value of any futures contract used in the calculation of the Dow Jones–AIG Commodity Index reflects the maximum permitted price change from the previous day's settlement value,
• the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Dow Jones–AIG Commodity Index, or

• with respect to any futures contract used in the calculation of the Dow Jones–AIG Commodity Index that trades on the LME, a business day on which the LME is not open for trading.
The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  Morgan Stanley obtained all information contained in this pricing supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, Frank Russell Company.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000 Index.  Frank Russell Company is under no obligation to continue to publish the Russell 2000 Index and may discontinue publication of the Russell 2000 Index at any time.

All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index.  To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index.  The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.  To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index.  In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the

Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

• ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•  Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

•  Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

• Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•  Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

•  “No Replacement” Rule – Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

•  Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•  When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

•  Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

•  Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000 Index.  Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000 Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Components for each calendar quarter from January 1, 2003 to March 20, 2008.  The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period.  The closing values for the SPX Index, the EAFE Index and the RTY Index on March 20, 2008 were 1,329.51, 1,945.19 and 681.42, respectively. The closing value for the Commodity Index on March 20, 2008 was 197.334.  Due to a Market Disruption Event with respect to the Commodity Index on the Pricing Date, the Initial Basket Component Value for the Commodity Index was determined on March 26, 2008 in accordance with the fallback mechanics described under “––Valuation Date” above.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Percentage Increase at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the Buffered Securities.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of 100% percent of your principal.

If the Basket Performance Factor at maturity is less than 80%, you will lose money on your investment.

S&P 500 Index Historical High, Low and Period End Closing Values January 1, 2003 through March 20, 2008
	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter (through March 20, 2008)	1,447.16	1,273.37	1,329.51

S&P 500 Index

MSCI EAFE Index Historical High, Low and Period End Closing Values January 1, 2003 through March 20, 2008
	High	Low	Period End
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter	2,285.36	2,152.13	2,262.24
Third Quarter	2,335.70	2,039.86	2,300.38
Fourth Quarter	2,388.74	2,179.99	2,253.36
2008
First Quarter (through March 20, 2008)	2,253.36	1,913.53	1,945.19

MSCI EAFE Index

DJAIG Commodity Index Historical High, Low and Period End Official Settlement Prices January 1, 2003 through March 20, 2008
	High	Low	Period End
2003
First Quarter	125.049	111.198	113.171
Second Quarter	120.826	110.966	115.788
Third Quarter	121.322	114.021	120.898
Fourth Quarter	137.320	121.139	135.269
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter (through March 20, 2008)	219.093	181.157	197.334

DJAIG Commodity Index

Russell 2000 Index Historical High, Low and Period End Closing Values January 1, 2003 through March 20, 2008
	High	Low	Period End
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter (through March 20, 2008)	753.55	643.97	681.42

Russell 2000 Index

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket”).  The graph covers the period from January 1, 2003 to March 20, 2008 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not attempt to show your expected return on an investment in the Buffered Securities.  The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Buffered Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Buffered Securities.  The original issue price of the Buffered Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Buffered Securities and the cost of hedging our obligations under the Buffered Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered Securities by taking positions in the stocks underlying the Equity Indices, in options contracts on the Equity Indices and by taking positions in swaps and futures contracts on the commodities underlying the Commodity Index. Such purchase activity could have increased the values of the Basket Components, and, therefore, increased the values at which the Basket Components must close on the Valuation Date before you will receive at maturity a payment that exceeds the stated principal amount of the Buffered Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered Securities by purchasing and selling the stocks and commodities underlying the Basket Components, futures or options contracts on the stocks or commodities underlying the Basket Components listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the Buffered Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Buffered Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Buffered Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of $30 per Buffered Security to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the Buffered Securities against payment therefor in New York, New York on March 28, 2008, which will be the sixth scheduled Business Day following the date of this pricing supplement and of the pricing of the Buffered Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Buffered Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Buffered Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered Securities.  Specifically, the Agent may sell more Buffered Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered Securities, for its own account.  The Agent must close out any naked short position by purchasing the Buffered Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Buffered Securities or the component stocks or commodities of the Basket Components in the open market to stabilize the price of the Buffered Securities.  Any of these activities may raise or maintain the market price of the Buffered Securities above independent market levels or prevent or retard a decline in the market price of the Buffered Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Buffered Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Buffered Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Buffered Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Buffered Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Buffered Securities to the public in Hong Kong as the Buffered Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Buffered Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Buffered Securities nor make the Buffered Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Buffered Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
License Agreement between Standard &
Poor’s® Corporation and Morgan Stanley
Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Buffered Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered Securities are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the holders of the Buffered Securities or any member of the public regarding the advisability of investing in financial investments generally or in the Buffered Securities particularly, or the ability of the S&P 500 Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Buffered Securities.  S&P has no obligation to take our needs or the needs of the holders of the Buffered Securities into consideration in determining, composing or calculating the S&P 500 Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Buffered Securities to be issued or in the determination or calculation of the equation by which the Buffered Securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Buffered Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE BUFFERED SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered Securities have not been passed on by S&P as to their legality or suitability.  The Buffered Securities are not issued, endorsed, sold or promoted by S&P.  S&P MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE BUFFERED SECURITIES.

License Agreement between MSCI Inc.
and Morgan Stanley
MSCI and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI EAFE Index, which is owned and published by MSCI, in connection with certain securities, including the Buffered Securities.

The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

THE BUFFERED SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, SAVE MORGAN STANLEY, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”).  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY.  THE BUFFERED SECURITIES HAVE NOT BEEN REVIEWED OR PASSED ON

BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE BUFFERED SECURITIES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THE BUFFERED SECURITIES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THE BUFFERED SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE BUFFERED SECURITIES OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE BUFFERED SECURITIES OR ANY OTHER PERSON OR ENTITY.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE BUFFERED SECURITIES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE BUFFERED SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THE BUFFERED SECURITIES ARE REDEEMABLE.  FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE BUFFERED SECURITIES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE BUFFERED SECURITIES OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THE BUFFERED SECURITIES, INVESTORS IN THE BUFFERED SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM

THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN.  WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THE BUFFERED SECURITIES, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE BUFFERED SECURITIES OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this pricing supplement or the accompanying prospectus supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the Buffered Securities.

 “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley.  The Buffered Securities are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Buffered Securities.

License Agreement between
Frank Russell Company
and Morgan Stanley
Frank Russell Company and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with securities, including the Buffered Securities.

The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company.  Frank Russell Company makes no representation or warranty, express or implied, to the owners of the Buffered Securities or any member of the public regarding the advisability of investing in securities generally or in the Buffered Securities particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same.  Frank Russell Company’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based.  Frank Russell Company’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 2000 Index, which is determined, composed and calculated by Frank Russell Company without regard to Morgan Stanley or the Buffered Securities.  Frank Russell Company is not responsible for and has not reviewed the Buffered Securities nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index.  Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the Buffered Securities.

FRANK RUSSELL COMPANY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL COMPANY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  FRANK RUSSELL COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE BUFFERED SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  FRANK RUSSELL COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH

RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL COMPANY HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The Buffered Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Buffered Securities.

License Agreement among Dow Jones,
AIG-FP and Morgan Stanley
Dow Jones, AIG-FP and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley of the right to use the Dow Jones–AIG Commodity Index, which is published by Dow Jones, in connection with certain securities, including the Buffered Securities.

The license agreement between Dow Jones, AIG-FP and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered Securities are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Buffered Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Buffered Securities particularly.  The only relationship of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the Dow Jones–AIG Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to Morgan Stanley or the Buffered Securities.  Dow Jones and AIG-FP have no obligation to take the needs of Morgan Stanley or the owners of the Buffered Securities into consideration in determining, composing or calculating the Dow Jones–AIG Commodity Index.  None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Buffered Securities to be issued or in the determination or calculation of the equation by which the Buffered Securities are to be converted into cash.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Buffered Securities customers, in connection with the administration, marketing or trading of the Buffered

Securities.  Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Buffered Securities currently being issued by Morgan Stanley, but which may be similar to and competitive with the Buffered Securities.  In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones–AIG Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones–AIG Commodity Index, and Buffered Securities.

This pricing supplement relates only to the Buffered Securities and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones–AIG Commodity Index components.  Purchasers of the Buffered Securities should not conclude that the inclusion of a futures contract in the Dow Jones–AIG Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates.  The information in this pricing supplement regarding the Dow Jones–AIG Commodity Index components has been derived solely from publicly available documents.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones–AIG Commodity Index components in connection with the Buffered Securities.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones–AIG Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW

JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND MORGAN STANLEY, OTHER THAN AMERICAN INTERNATIONAL GROUP.

“Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The Buffered Securities are not sponsored, endorsed, sold or promoted by Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the Buffered Securities.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered Securities are acquired by or with the assets of a Plan with respect to which MS

& Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Buffered Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested

(including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Buffered Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Buffered Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Buffered Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Buffered Securities.  This discussion only applies to initial investors in the Buffered Securities who:

• purchase the Buffered Securities at their “issue price”; and
• will hold the Buffered Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• dealers in securities, commodities, or foreign currencies;

•  investors holding the Buffered Securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Buffered Securities as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Buffered Securities is effectively connected with the conduct of a trade or business in the United States.

In addition, we will not attempt to ascertain whether any issuer of any stock to which a Buffered Security relates is treated as a “passive foreign investment company” (“PFIC”) within the meaning of 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any of the issuers of such stocks were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or retirement of the Buffered Securities.  Both U.S. and Non-U.S. Holders should refer to information filed with the SEC or another governmental authority by any issuers of stocks to which a Buffered Security relates and consult their tax adviser regarding the possible consequences to them if any such issuers are or become PFICs or USRPHCs.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Buffered Securities are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the Buffered Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Buffered Securities or instruments that are similar to the Buffered Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered Securities (including alternative characterizations of the Buffered Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the Buffered Securities described above.

Tax Consequences to U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Buffered Securities
Assuming the characterization of the Buffered Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered Securities should equal the amount paid by the U.S. Holder to acquire the Buffered Securities.

Sale, Exchange or Settlement of the Buffered Securities.  Upon a sale or exchange of the Buffered Securities, or upon settlement of the Buffered Securities at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered Securities sold, exchanged, or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a Buffered Security should be long-term capital gain or loss if the U.S. Holder has held the Buffered Security for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Buffered Securities

Due to the absence of authorities that directly address the proper characterization and treatment of the Buffered Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Buffered Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Buffered Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Buffered Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Buffered Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Buffered Securities, other alternative federal income tax characterizations or treatments of the Buffered Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Buffered Securities.  It is possible, for example, that a Buffered Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.

In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments, the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.  Accordingly, prospective investors are urged to consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Buffered Securities and the proceeds from a sale or other disposition of the Buffered Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder should consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Buffered Security.

Tax Treatment upon Sale, Exchange or Settlement of a Buffered Security

In general.  Assuming the characterization of the Buffered Securities as set forth above is respected (and subject to the discussion above about the potential application of Section 897 of the Code), a Non-U.S. Holder of the Buffered Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Buffered Securities.  If all or any portion of a Buffered Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered Security would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered Security (or a financial institution holding the Buffered Security on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the IRS notice described in “Certain U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Securities” is the degree, if any, to which any income with respect to instruments such as the Buffered Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Buffered Securities, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Securities, including the possible implications of this notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in the Buffered Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Buffered Security ― Possible Alternative Tax Treatments of and Investment in the Buffered Securities” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.